Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: William J. Evanson

Executive Vice President & Chief Financial Officer

(440) 720-3301

ANTHONY & SYLVAN POOLS CORPORATION REPORTS

THIRD QUARTER AND NINE MONTH RESULTS AND

ANNOUNCES ODD LOT TENDER OFFER

Mayfield Village, Ohio (October 27, 2003) – Anthony & Sylvan Pools Corporation (NASDAQ: SWIM) today announced results for its third quarter ended September 30, 2003. Net sales for the quarter were $61,786,000, an increase of 31.6% compared with $46,950,000 reported a year ago. Net income from continuing operations and net income for the third quarter ended September 30, 2003 were both $2,828,000, or $0.53 per diluted share, compared with net income from continuing operations of $1,407,000, or $0.26 per diluted share, in the third quarter of 2002 and net income for the third quarter of 2002, including discontinued operations, of $177,000, or $0.03 per diluted share. For the nine months ended September 30, 2003, revenues of $139,265,000 increased 8.6% compared with $128,221,000 for the same period last year. The company reported both net income from continuing operations and net income of $2,218,000, or $0.42 per diluted share, for the nine months ended September 30, 2003, compared with net income from continuing operations of $2,661,000, or $0.49 per diluted share and net income of $310,000, or $0.06 per diluted share, for the nine months ended September 30, 2002.

In 2002, the Company exited two geographic markets in Florida. The financial results of these businesses are reported as discontinued operations. In accordance with generally accepted accounting principles, earnings, assets and liabilities of the discontinued operations are shown separately in the income statement and balance sheet, respectively, for all periods presented, where applicable. All information in this earnings release, including all supplemental information, reflects continuing operations, unless otherwise noted.

The Company also announced that it will commence a tender offer for the purchase of all shares of its common stock held by persons owning 99 or fewer shares as of the close of business on October 23, 2003. The Company will pay $4.00 for each share properly tendered by an eligible shareholder. This price per share represents a premium of 49% over $2.68, the weighted average closing price of shares at which trades were reported on the Nasdaq SmallCap Market for the period January 1, 2003 through October 24, 2003. It also represents a premium of 12% over the average 30 trading day closing price prior to this announcement. Documents containing details of the offer will be mailed to all shareholders beginning on October 28, 2003.

The offer will expire at 5:00 p.m., Eastern Standard Time, on Thursday, December 11, 2003, unless extended. Eligible shareholders who would like to accept the offer must tender all shares that they own. Partial tenders will not be accepted. Questions or requests for documents may be directed to Georgeson Shareholder, the Information Agent for the offer, by toll-free telephone at (800) 213-0475. Information on the tender offer may also be obtained free of charge on the website of the Company (www.anthonysylvan.com) or the Securities and Exchange Commission (“SEC”) (www.sec.gov). Tendering shareholders will not have to pay any processing fees or brokerage costs associated with the offer.

If, as a result of this offer, the Company has fewer than 300 shareholders of record, it intends to terminate the registration of its common shares under the Securities Exchange Act of 1934 and become a private, non-reporting company. This means that the Company would no longer file periodic reports with the SEC, including, among other things, annual reports on Form 10-K and quarterly reports on Form 10-Q, and it would not be subject to the SEC’s proxy rules. In addition, the Company’s common shares would no longer be eligible for trading on the Nasdaq SmallCap Market. Instead, the Company’s common shares may be quoted in the “pink sheets.”

This announcement is not an offer to purchase or a solicitation of an offer to purchase the Company’s shares. The odd-lot tender offer is being made upon the terms and conditions in the Offer to Purchase that will be mailed to all shareholders beginning October 28, 2003.

Commenting on the financial results, Stuart D. Neidus, Anthony & Sylvan’s Chairman and Chief Executive Officer, said, “We entered our third quarter with a good backlog of business, which helped us in our efforts to construct swimming pools in one of our traditionally strongest quarters.” As to the outlook for the remainder of the year, Mr. Neidus noted that, “Now that we have completed our third quarter, all indications continue to point to an improvement over last year’s second half performance.”

Regarding the commencement of the tender offer for odd lot shares, Mr. Neidus stated, “We have not realized the benefits we had hoped would materialize from being a public company. Our stock is very thinly traded and provides minimum real liquidity for our shareholders. Furthermore, with increasing compliance and other regulatory requirements, the costs to us of continuing to be a public company are significant, given our small size.”

Anthony & Sylvan operates in the leisure industry, offering in-ground, concrete residential swimming pools, spas and related products to its customers. The Company serves its customers through a network of 39 sales design centers in 22 geographic markets in 16 states. It also sells pool-related consumables, replacement parts, equipment and supplies through retail service centers.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations, and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. The Company assumes no obligation to update or revise any such statements, whether as a result of new information or otherwise. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to: the seasonal nature of our business; dependence on existing management; consumer spending; market conditions; interest rates and weather. A number of those risks, trends and uncertainties are discussed in the Company’s SEC reports, including the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

ANTHONY & SYLVAN POOLS CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	September 30,	December 31,
	2003	2002
	(unaudited)	(audited)
Assets

Current Assets:
Cash and cash equivalents	$10,010	$432
Contract receivables, net	7,686	8,354
Inventories	6,091	5,841
Prepayments and other	3,340	3,655
Deferred income taxes	2,510	1,936

Total current assets	29,637	20,218
Property, plant and equipment, net	6,450	7,794
Goodwill, net	26,276	26,276
Deferred income taxes	—	373
Other	2,841	2,951

Total assets	$65,204	$57,612

Liabilities and Shareholders’ Equity

Current Liabilities:
Accounts payable	$9,995	$4,310
Accrued expenses	16,155	11,149
Net liabilities of discontinued operations	758	1,169
Accrued income taxes	1,330	14

Total current liabilities	28,238	16,642
Long-term debt	—	6,300
Other long-term liabilities	3,525	3,526
Commitments and contingencies	—	—

Shareholders’ equity	33,441	31,144

Total liabilities and shareholders’ equity	$65,204	$57,612

ANTHONY & SYLVAN POOLS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

For the Three Months and Nine Months Ended September 30, 2003 and 2002

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002

Net Sales	$61,786	$46,950	$139,265	$128,221
Cost of Sales	43,463	32,991	98,663	90,250

Gross Profit	18,323	13,959	40,602	37,971
Operating expenses	13,777	11,653	36,834	33,513

Operating income from continuing operations	4,546	2,306	3,768	4,458
Interest and other expense	43	55	218	201

Income before income taxes from continuing operations	4,503	2,251	3,550	4,257
Income taxes	1,675	844	1,332	1,596

Net Income from continuing operations	2,828	1,407	2,218	2,661
Loss from discontinued operations, net of income taxes	—	(1,230)	—	(2,351)

Net income	$2,828	$177	$2,218	$310

Basic income per share:
Basic income per share from continuing operations	$0.54	$0.27	$0.42	$0.49
Basic (loss) per share from discontinued operations	—	(0.24)	—	(0.43)

Net income	$0.54	$0.03	$0.42	$0.06

Diluted income per share:
Diluted income per share from continuing operations	$0.53	$0.26	$0.42	$0.49
Diluted (loss) per share from discontinued operations	—	(0.23)	—	(0.43)

Net income	$0.53	$0.03	$0.42	$0.06

Average shares outstanding:
Basic	5,245	5,229	5,245	5,427
Diluted	5,313	5,298	5,309	5,496

ANTHONY & SYLVAN POOLS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2003 and 2002

(Dollars in thousands)

	2003	2002
Cash Flows from Operating Activities:
Net income	$2,218	$310
Adjustments to reconcile net income to net cash provided by operating activities:

Loss from discontinued operations	—	2,351
Depreciation	1,942	1,994
Deferred income taxes and other non-cash items	(61)	79
Changes in operating assets and liabilities:
Contract receivables	668	9,847
Inventories	(250)	(1,246)
Prepayments and other	315	227
Accounts payable	5,685	643
Accrued expenses and other	6,431	2,332

Net cash provided by operating activities	16,948	16,537

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(659)	(1,356)

Net cash used in investing activities	(659)	(1,356)

Cash Flows from Financing Activities:
Repayments of long-term debt	(6,300)	(7,555)
Proceeds from stock option exercise	—	34
Treasury stock purchases	—	(2,513)

Net cash used in financing activities	(6,300)	(10,034)

Increase in Cash and Cash Equivalents	9,989	5,147

Net cash used in discontinued operations	(411)	(2,218)
Cash and Cash Equivalents:
Beginning of period	432	351

End of period	$10,010	$3,280